Exhibit 99.1

NEWS

Champions Biotechnology Reports Fiscal 2010 Third Quarter Financial Results

Baltimore, MD March 17, 2010 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the third fiscal quarter ended January 31, 2010. Full details of Company’s financial results are available in the Company’s Form 10-Q at www.championsbiotechnology.com.

Total revenues for the third quarter of 2010 were $742,000 as compared to $984,000 in fiscal 2009, a decrease of $242,000. Revenues from Preclinical eValuation were $417,000 for the 2010 quarter compared to $83,000 in the corresponding quarter in 2009, an increase of $334,000. This increase is due to growth in both the number of studies being completed and customers entering into contracts for the Company’s preclinical eValuation services. This increase was offset by a decrease in the Company’s Personalized Oncology Services revenues which generated revenues of $325,000 in the 2010 third quarter compared to $901,000 in the corresponding quarter a year ago, a decrease of $576,000. Although we believe that the results of this business were somewhat effected by the severe winter we are seeing positive trends in our Personalized Oncology business going into the final quarter of our fiscal year.

Costs of Personalized Oncology Services for the third quarter of 2010 totalled $162,000 as compared to $464,000 in fiscal 2009, a decrease of 65%. This reduction is due to the decrease in Personalized Oncology services provided year-over-year. Gross margins for the 2010 and 2009 fiscal third quarters were 50% and 49%, respectively.

Costs of Preclinical eValuation services for the three months ended January 31, 2010 and 2009 were $202,000 and $206,000, respectively, a decrease of $4,000 or 2%. Gross margins for the 2010 and 2009 fiscal third quarters were 51% and (148%), respectively. During the third quarter of 2009, the Company realized negative gross margin on preclinical eValuation service revenues primarily due to a contractually negotiated reduction in payments and additional testing with one of the Company’s customers.

Research and development (“R&D”) expenses for the third quarter of fiscal 2010 were $566,000 as compared to $435,000 in the comparable quarter of fiscal 2009, an increase of 30%. This increase is primarily due to licensing fees and costs of $130,000 incurred in connection with licensing our third oncology drug candidate Bithionol.

General and administrative expenses for the third quarter of 2010 were $596,000 as compared to $463,000 in the comparable quarter of 2009, an increase of 29%. This increase is primarily due to the development of our corporate infrastructure to support our effort to grow our Preclinical eValuation services and includes increased salaries and bonuses, legal, accounting, marketing, and office rent expenses.

For the third quarter ended January 31, 2010, the Company reported a net loss of $784,000 or $0.02 per share compared to a net loss of $563,000 or $0.02 per share for the corresponding quarter in 2009.

The Company’s cash position on January 31, 2010 was $1,479,000 compared to $1,728,000 at April 30, 2009.

Recently the Company commenced a private offering to “Accredited Investors” as defined in section 2(15) of the Securities Act. The Company is seeking to raise up to $10.0 million dollars through the private placement of unregistered shares of its common stock. During the third quarter of 2010 the Company received gross proceeds of $2,100,000 from the private placement of 2,800,000 shares of the Company’s unregistered stock.

For the nine-month period ended January 31, 2010, revenues were $2,993,000 compared to $2,701,000 for the comparable period last year, an increase of 11%. Total operating expenses which include research and development and general and administrative, were $4,000,000 compared to $2,235,000 for the comparable period last year, an increase of 79% and the Company reported a net loss of $2,371,000 or $0.07 per share, as compared to a net loss of $855,000 or $0.03 per share for the comparable period in fiscal 2009.

Dr. David Sidransky, Chairman of the Board of Directors of Champions Biotechnology, Inc., commented, “This past quarter, although we saw reduced revenues from our Personalized Oncology business, we continued to see solid performance from our Preclinical eValuation business. Having made strong progress in building the integrity of our platform for the Preclinical eValuation business, we can now more fully implement our primary objective to in-license a pipeline of high potential oncology drugs and compounds. The Company progress to date is evidenced by the following:

1.	The Company’s quarterly Preclinical eValuation revenues increased 402% year over year.
2.
Champions entered into an exclusive Option Agreement with a leading Canadian research organization to review a cancer drug candidate. This brings our total number of products owned, licensed or under option agreements to four.

3.	Champion’s Preclinical eValuation business expanded and initiated new contracts with several major Biotechnology and Pharmaceutical companies.
4.	Champions has received signed subscription agreements totaling $3.0 million to date of which $2.2 million has been received in our private placement to accredited investors.”

For more information regarding Champions Biotechnology’s business and recent news, please visit www.championsbiotechnology.com
To learn more about Personalized Cancer Treatment please visit www.personalizedcancertreatment.com.

About Champions Biotechnology, Inc.

Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company was co-founded by David Sidransky, M.D. who with Manny Hidalgo, M.D., Ph.D. developed the Company’s Preclinical Platform; a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. Early studies suggest that these Tumorgrafts closely reflect human cancer biology and their response to drugs is predictive of clinical outcomes in cancer patients.

Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs in models that integrate prognostic testing with biomarker discovery.

Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2009 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

CONTACT:

The Investor Relations Group, Inc.
James Carbonara
+1-212-825-3210